UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2024

MINIM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37649	04-2621506
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 Elm Street, Manchester, NH 03101

(Address of principal executive offices, including zip code)

(833) 966-4646

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17-CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Preferred Stock, $0.01 par value	MINM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2024, Minim, Inc., a Delaware corporation (the “Company”), entered into a Letter Agreement re Product Purchase (the “Letter Agreement”) and a Debt Settlement Agreement (the “Settlement Agreement,” and with the Letter Agreement, the “Agreements”) with Motorola Mobility, LLC (“Motorola”). Pursuant to the Letter Agreement, the Company (A) initially transferred a portion of its inventory to Motorola and (B) agreed to transfer the reminder of such inventory upon receipt of the funding discussed below (the “Funding”) in order to satisfy liabilities owed to Motorola, while agreeing to continue to provide certain customer and technical support. Pursuant to the Settlement Agreement, the Company agreed (i) to pay Motorola a settlement amount upon the Funding and (ii) to transfer additional funds as collected from the Company’s customers. The Company believes that the Agreements, together with arrangements it has finalized with other major vendors, will allow the Company to streamline its operations while reducing its current liabilities.

On January 23, 2024, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with David Lazar (“Lazar”), a member of the Company’s Board of Directors, whereby the Company will sell and whereby Lazar will purchase two million eight hundred thousand 2,800,000 shares of the Company’s preferred stock, $0.01 par value per share (the “Preferred Stock”), at a price per share of $1.00, for an aggregate purchase price of $2,800,000, subject to the conditions described below pursuant to the exemptions afforded by the Securities Act and Regulation S thereunder. Under the Purchase Agreement, the Company has agreed to designate 2,800,000 of the Preferred Stock as Series A Preferred Stock (the “Series A Preferred Stock”) for the sale to Lazar. Each share of Series A Preferred Stock shall be convertible, at the option of the holder, into one share of common stock of the Company, $.01 par value per share (the “Common Stock”), and vote on an “as-if-converted” basis and shall have full ratchet protection in any subsequent offerings.

Pursuant to the Purchase Agreement, the Company shall also issue Lazar a warrant to purchase up to an additional 2,800,000 shares of Common Stock, with an exercise price equal to $1.00 per share, subject to adjustment therein.

Under the applicable Nasdaq rules and the Purchase Agreement, in the absence of shareholder approval, the Company may only issue to Lazar upon conversion of the Series A Preferred Stock such number of shares of Common Stock, equal to the lower of either, (X) the maximum percentage of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Stock that can be issued to the Holder without requiring a vote of the shareholders of the Company under the rules and regulations of the Trading Market on which the Common Stock trades on such date and applicable securities laws; or, (Y) 19.99% of the number of shares of the Common Stock outstanding immediately prior to the date of issuance.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and Lazar, limitations and conditions regarding sales of the Preferred Stock or Common Stock, indemnification rights and other obligations of the parties. Furthermore, the Purchase Agreement contains certain conditions to closing, including, shareholder approval of (i) a one for three reverse stock split of the Common Stock, (ii) the increase in authorized shares of Preferred Stock to 10,000,000, (iii) the Certificate of Designation of the rights and privileges of the Series A Preferred Stock of 2,800,000 shares, and the issuance of such shares to Lazar; and (iv) removal from the Company’s Certificate of Incorporation and By-Laws of limitations on adopting shareholder resolutions via majority without holding a shareholders meeting.

Lazar has agreed that he will not engage in or effect, directly or indirectly, any short sales involving the Company’s securities or any hedging transaction that transfers the economic risk of ownership of the Common Stock. Additionally, the Board of Directors of the Company unanimously adopted resolutions (i) exempting Lazar’s acquisition of the Series A Preferred Stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 and (ii) granting the Purchaser the right to sell, assign or otherwise transfer either the Series A Preferred Stock (as well as any Common Stock underlying any such Series A Preferred Stock) and/or its rights to acquire the Series A Preferred Stock (as well as any Common Stock underlying any such Securities) pursuant to the Purchase Agreement (the “Securities Purchase Rights”), including by way of option for Purchaser to sell and/or a transferee thereof to purchase, the Securities Purchase Rights.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Preferred Stock, nor shall there be any sale of shares of Preferred Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Letter Agreement re Product Purchase and Debt Settlement Agreement, both dated as of January 22, 2024, by and between the Company and Motorola Mobility, LLC.
10.2	Form of Securities Purchase Agreement, dated as of January 23, 2024, by and between the Company and David Lazar
104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINIM, INC.

Date: January 25, 2024	By:	/s/ Jeremy Hitchcock
Jeremy Hitchcock
Chief Executive Officer